Exhibit 10.38

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT (this “Agreement”) dated as of April 29, 2016, by and between the First Lien Agent (such term, and each other term used but not defined in this preamble or in the recitals to this Agreement, having the meaning assigned thereto in Section 1), for itself and on behalf of the other First Lien Creditors, and the Second Lien Agent, for itself and on behalf of the other Second Lien Creditors, and acknowledged and agreed by the Borrower and the other Obligors.

RECITALS:

WHEREAS, KAMD Merger Sub, Inc., a Georgia corporation (together with its successors and assigns, including any receiver, trustee or debtor-in-possession, the “Borrower”), the other Credit Parties (as defined therein) (together with their successors and assigns, including Amendia, Inc., a Georgia corporation and any receiver, trustee or debtor-in-possession, the “Credit Parties”), the Lenders (as defined therein) (together with their successors and assigns (other than any Second Lien Creditor as a Purchasing Creditor under Section 5), including any successor pursuant to any initial or subsequent Refinancing of a First Lien Loan Agreement, the “First Lien Lenders”) and the First Lien Agent are, simultaneously with the execution and delivery of this Agreement, entering into a Credit Agreement dated as of the date hereof (as amended, amended and restated, extended or otherwise modified from time to time, the “Initial First Lien Loan Agreement”), pursuant to which the First Lien Lenders have made and will from time to time make loans and provide other financial accommodations to the Borrower;

WHEREAS, the Borrower, the other Credit Parties, the Lenders (as defined therein) (together with their successors and assigns, including any successor pursuant to any initial or subsequent Refinancing of a Second Lien Loan Agreement, and the Second Lien Agent, the “Second Lien Creditors”), and the Second Lien Agent are, simultaneously with the execution and delivery of this Agreement, entering into a Second Lien Credit Agreement dated as of the date hereof (as amended, amended and restated, extended or otherwise modified from time to time, the “Initial Second Lien Loan Agreement”), pursuant to which the Second Lien Lenders have made certain loans to the Borrower;

WHEREAS, the Borrower and the other Obligors have granted to the First Lien Agent, for the benefit of the First Lien Creditors, a Lien on substantially all of their assets, all as more particularly described in the First Lien Documents;

WHEREAS, the Borrower and the other Obligors have granted to the Second Lien Agent, for the benefit of the Second Lien Creditors, a Lien on substantially all of their assets, all as more particularly described in the Second Lien Documents;

WHEREAS, the Second Lien Agent, on behalf of the Second Lien Creditors, and the First Lien Agent, on behalf of the First Lien Creditors, wish to set forth their agreement as to certain of their respective rights and obligations with respect to the assets of the Borrower and the other Obligors and their understanding relative to their respective positions in certain assets of the Borrower and the other Obligors; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

Section 1. Definitions.

1.1 General Terms. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and the plural forms of the terms defined:

“Affiliate”: with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For purpose of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the Voting Stock of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement”: as defined in the preamble hereof.

“Assignment”: as defined in Section 5.1.

“Bad Acts Ruling” shall mean a ruling by a court of competent jurisdiction in any proceeding, in a final and non-appealable judgment, that First Lien Obligations (or Liens securing First Lien Obligations) are equitably subordinated to the Second Lien Obligations (or Liens securing Second Lien Obligations) or are otherwise subordinated, set aside, avoided or disallowed as a result of the bad faith or willful misconduct of the holders of First Lien Obligations.

“Bankruptcy Code”: the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Bankruptcy Law”: the Bankruptcy Code and any other federal, state or foreign bankruptcy, insolvency, receivership or similar law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of obligations or indebtedness.

“Borrower”: as defined in the recitals hereof.

“Business Day”: any day of the year that is not a Saturday, a Sunday or a day on which banks are required or authorized to close in New York City.

“Cash Management Agreement”: an agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer, or other cash management arrangements, to which an Obligor is a party and a First Lien Lender or an Affiliate of such First Lien Lender is the applicable counterparty at the date hereof or at the time it enters into such agreement (even if such counterparty later ceases to be such a First Lien Lender or Affiliate).

“Collateral”: all property and interests in property and proceeds thereof now owned or hereafter acquired by any Obligor in or upon which a Lien (including any Liens granted in an Insolvency Proceeding) is granted or required or purported to be granted by such Obligor in favor of any Secured Creditor as security for all or any part of the Obligations whether or not such Lien is valid, perfected or enforceable.

“Credit Party”: as defined in the recitals hereof.

“Defaulting Creditor”: as defined in Section 5.6(c).

“DIP Financing”: the obtaining of credit or incurring debt secured by Liens on all or any portion of the Collateral pursuant to Section 364 of the Bankruptcy Code (or similar Bankruptcy Law).

“DIP Liens”: as defined in Section 6.2.

“Discharge of First Lien Obligations”: subject to Section 4.5, (a) actual payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed or allowable in such proceeding) on all outstanding Indebtedness (as defined in the First Lien Loan Agreement) included in the First Lien Obligations in an amount, as to principal, that is limited to the Maximum First Lien Principal Amount, (b) actual payment or, in the case of contingent obligations, cash collateralization in full in cash of all other First Lien Obligations (including, without duplication of clause (d) below, First Lien Letter of Credit Obligations, Obligations in respect of Cash Management Agreements and Secured Hedge Agreements and including indemnification obligations in respect of known contingencies and fees, costs or charges accruing on or after the commencement of an Insolvency Proceeding, whether or not such fees, costs or charges would be allowed or allowable in the proceeding) that are due and payable or otherwise accrued and owing at or prior to the time the amounts referenced in clause (a) above are paid (other than contingent indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time), (c) termination or expiration of all commitments to extend credit that would be First Lien Obligations (other than pursuant to Cash Management Agreements or Secured Hedge Agreements, in each case as to which satisfactory arrangements have been made with the applicable party in interest), (d) termination and return for cancellation or cash collateralization (in an amount and manner (including by means of back to back letters of credit) required by the First Lien Loan Documents or otherwise reasonably satisfactory to the First Lien Agent, but in no event greater than 105% of the aggregate undrawn face amount) of all First Lien Letters of Credit, and (e) no Person has any further right to obtain any loans, First Lien Letters of Credit, bankers’ acceptances, or other extensions of credit under the documents relating to such First Lien Obligations.

“Discharge of Second Lien Obligations”: subject to Section 4.5, (a) actual payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of an Insolvency Proceeding, whether or not such interest would be allowed or allowable in such proceeding) on all outstanding Indebtedness included in the Second Lien Obligations in an amount, as to principal, that is limited to the Maximum Second Lien Principal Amount, (b) actual payment in full in cash of all other Second Lien Obligations (including indemnification obligations in respect of known contingencies and fees, costs or charges accruing on or after the commencement of an Insolvency Proceeding, whether or not such fees, costs or charges would be allowed or allowable in the proceeding) that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than contingent indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time), (c) termination or expiration of all commitments to extend credit that would be Second Lien Obligations, and (d) no Person has any further right to obtain any loans or other extensions of credit under the documents relating to such Second Lien Obligations.

“Disposition”: any sale, lease, exchange, transfer or other disposition, and “Dispose” and “Disposed of” shall have correlative meanings.

“Distribution”: with respect to any indebtedness or obligation, (a) any payment or distribution by any Person of cash, securities or other property, by setoff or otherwise, on account of such indebtedness or obligation or (b) any redemption, purchase or other acquisition of such indebtedness or obligation by any Person.

“Documents”: the First Lien Documents and the Second Lien Documents, or any of them.

“Enforcement Action”: (a) to take any action to foreclose, execute, levy, or collect on, take possession or control (by set off or otherwise) of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), any Collateral, or otherwise exercise or enforce remedial rights with respect to any Collateral under the First Lien Documents or the Second Lien Documents (including by way of set-off, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, securities intermediaries under securities accounts or commodities intermediaries under commodities accounts, or exercise of rights under landlord consents, bailee waivers or similar agreements, if applicable, but excluding the execution and delivery of documentation solely to obtain control (as defined in Section 3.3(a)) over deposit accounts or securities accounts to the extent permitted by Section 3.3), (b) to enter into (or direct any Obligor to or consent to any Obligor entering into) any agreement in order to have a third party to, solicit bids to effect the liquidation or disposition of Collateral or to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of marketing, promoting, or selling any Collateral, (c) to receive a transfer of any Collateral (other than a payment in respect of Obligations initiated by the Borrower while no Event of Default is continuing) in satisfaction of Indebtedness or any other Obligation secured thereby or make a credit bid for the purpose of doing so (whether or not in an Insolvency Proceeding), (d) to notify account debtors to make payments on Collateral to such Secured Creditor or its agents, (e) to otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or an unsecured creditor, pertaining to the Collateral at law, in equity, or pursuant to the First Lien Documents or Second Lien Documents (including exercising voting rights in respect of equity or debt interests comprising any of the Collateral), (f) to effect the Disposition of any Collateral by any Obligor after the occurrence and during the continuation of an Event of Default, (g) to take any other remedial actions as a

Secured Creditor against any Collateral, (h) to commence any legal proceedings or actions against or with respect to any Obligor or any of such Obligor’s assets for the purpose of effecting or facilitating any of the actions described in clauses (a) through (g) above, or (i) to commence any Insolvency Proceeding against any Obligor. For the avoidance of doubt, the term “Enforcement Action” does not include (i) any non-judicial procedural actions that may be required or desired as a precondition to acceleration or relating to preservation of rights (such as giving a notice of default or reservation of rights (including reservation of acceleration rights)), (ii) any action relating to the perfection or preservation of a Lien (but not enforcement), subject to the terms of this Agreement, in Collateral (such as filing a financing statement), (iii) any imposition of a default rate of interest up to a rate permitted pursuant to the terms of this Agreement, or (iv) any action to enforce the terms of any subordination agreement with respect to any indebtedness or other obligation that is subordinated to the Second Lien Obligations to the extent such action is not otherwise inconsistent with the terms or provisions of this Agreement.

“Event of Default”: each “Event of Default” or similar term, as such term is defined in any First Lien Document or any Second Lien Document.

“Exigent Circumstances”: circumstances that the First Lien Agent reasonably believes render necessary or appropriate an Enforcement Action to prevent or mitigate the destruction of, physical harm to, impairment of or decrease in value of the Collateral or the rights and interests of the First Lien Creditors therein (including without limitation any loss of priority of the Liens of the First Lien Creditors).

“Final Order”: an order of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been filed or sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been affirmed by the highest court to which such order was appealed, or from which certiorari, reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Federal Rules of Bankruptcy Procedure or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

“First Lien Agent”: Antares Capital LP in its capacity as agent for the First Lien Creditors under the First Lien Documents, and its successors and assigns in such capacity (including any New First Lien Agent that is deemed to be the First Lien Agent pursuant to Section 4.5).

“First Lien Collateral Documents”: the “Collateral Documents” as defined in the First Lien Loan Agreement or such other document evidencing an initial or subsequent Refinancing of the First Lien Obligations, and any other documents or instruments granting or purporting to grant a Lien on real or personal property to secure a First Lien Obligation or indebtedness under any such subsequent Refinancing thereof or granting rights or remedies with respect to such Liens.

“First Lien Creditors”: the First Lien Agent, the First Lien Lenders and the other Persons from time to time holding First Lien Obligations.

“First Lien Documents”: the First Lien Loan Agreement, all Loan Documents (as such term is defined in the First Lien Loan Agreement) and all other agreements, instruments and other documents at any time executed or delivered by any Obligor or any other Person with, to or in favor of the First Lien Agent or any other First Lien Creditor in connection therewith or related thereto, including such documents evidencing initial and subsequent Refinancings of the First Lien Obligations, in each case, as the same may be amended, amended and restated, supplemented, modified, replaced, substituted, extended or renewed from time to time.

“First Lien Lenders”: as defined in the recitals hereto.

“First Lien Letter of Credit”: any letter of credit issued by a First Lien Creditor or another issuer pursuant to the First Lien Documents.

“First Lien Letter of Credit Obligations”: all outstanding Obligations incurred by or owing to the First Lien Creditors or another issuer pursuant to the First Lien Documents, whether direct or indirect, contingent or otherwise, due or not due, in connection with First Lien Letters of Credit or the purchase of a participation with respect to First Lien Letters of Credit, including any unpaid reimbursement obligations in respect thereof and obligations to provide cash collateral in respect of First Lien Letters of Credit. The amount of such First Lien Letter of Credit Obligations shall equal the maximum amount, without duplication, that may be payable at any time to the issuer and the First Lien Creditors pursuant thereto.

“First Lien Loan Agreement”: (a) the Initial First Lien Loan Agreement and (b) each loan or credit agreement evidencing any replacement, substitution, renewal, or initial or subsequent Refinancing of the Obligations under the Initial First Lien Loan Agreement, in each case, as the same may be amended, amended and restated, supplemented, modified, replaced, substituted, extended or renewed from time to time or Refinanced in accordance with the terms of this Agreement.

“First Lien Loans”: any loans or advances outstanding under the First Lien Documents.

“First Lien Obligations”: all Obligations of the Obligors under (a) the First Lien Loan Agreement and the other First Lien Documents, including the guaranties under the First Lien Documents and any First Lien Letter of Credit Obligations, (b) any Secured Hedge Agreements, (c) any Cash Management Agreement, or (d) any other agreement or instrument granting or providing for the perfection of a Lien securing any of the foregoing. Notwithstanding any other provision hereof, the term “First Lien Obligations” will include accrued interest, fees, costs, and other charges incurred under the First Lien Loan Agreement, the other First Lien Documents, the Cash Management Agreements and the Secured Hedge Agreements, whether incurred before or after the commencement of an Insolvency Proceeding, and whether or not allowed or allowable in an Insolvency Proceeding. To the extent that any payment with respect to the First Lien Obligations (whether by or on behalf of any Obligor, as proceeds of security, enforcement of any right of set-off, or otherwise) is declared to be fraudulent or preferential in any respect, set aside, avoided, or required to be paid to a debtor in possession, trustee, receiver, or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred (other than as a result of a Bad Acts Ruling).

“Governmental Authority”: any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Indemnified First Lien Person”: as defined in Section 5.1.

“Initial First Lien Loan Agreement”: as defined in the recitals hereto.

“Initial Second Lien Loan Agreement”: as defined in the recitals hereto.

“Insolvency Proceeding”: as to any Obligor, any of the following: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Junior Adequate Protection Liens”: as defined in Section 6.3(b).

“Lien”: any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Maximum First Lien Principal Amount”: the sum of (a) the excess of (x) $71,500,000 plus an amount equal to 110% of the principal amount of all Incremental Revolving Loan Commitments (as defined in the First Lien Loan Agreement on the date hereof) established and 110% of the principal amount of all Incremental Term Loans (as defined in the First Lien Loan Agreement on the date hereof) made and 110% of the principal amount of all DDTLs (as defined in the First Lien Loan Agreement on the date hereof) made, in each case under the First Lien Loan Agreement as in effect on the date hereof over (y) the sum of (1) principal payments applied to term loans under the First Lien Loan Agreement that are First Lien Obligations, (2) permanent reductions of commitments under the revolving credit facility provided for in the First Lien Loan Agreement (excluding any permanent reductions in such commitments resulting from the commencement of any Insolvency Proceeding or resulting from the exercise by any or all of the First Lien Creditors of their right to reduce or terminate such commitments following the occurrence and during the continuance of any First Lien Default), so long as the principal amount of any revolving credit loans in excess of the revolving credit commitments as so reduced, and accrued, unpaid interest thereon, have been paid in full, excluding, in the case of (1) and (2) above, reductions resulting from a Refinancing or a “roll-up” of such Obligations in connection with a DIP Financing that is otherwise permitted in accordance with the terms of this Agreement, plus (b) amounts in respect of interest, fees, costs and premium (if any), in each case above accruing in respect of or attributable to, but only accruing in respect of or attributable to, the aggregate principal amount of the First Lien Obligations (including the undrawn amount of all Letters of Credit constituting First Lien Obligations and the aggregate original principal amount of any term loan that is a First Lien Obligation) at any one time not to exceed the amount referred to in clause (a) above, in each case that have been paid in-kind or capitalized plus (c) Obligations owing by Obligors to the First Lien Creditors under Cash Management Agreements (provided that the amount of such Obligations under such Cash Management Agreements at no time exceeds $500,000) or Secured Hedge Agreements.

“Maximum Second Lien Principal Amount”: the sum of (a) the excess of (x) $20,000,000 plus the principal amount of all Incremental Term Loans (as defined in the Second Lien Loan Agreement on the date hereof) made under the Second Lien Loan Agreement not to exceed $10,000,000, plus any interest payable in kind by capitalizing such interest as principal from time to time pursuant to the Second Lien Loan Agreement as in effect on the date hereof over (y) principal payments applied to term loans under the Second Lien Loan Agreement that are Second Lien Obligations (excluding reductions resulting from a Refinancing or a “roll-up” of such Obligations in connection with a DIP Financing that is otherwise permitted in accordance with the terms of this Agreement), plus (b) amounts in respect of interest, fees, costs and premium (if any), in each case above accruing in respect of or attributable to, but only accruing in respect of or attributable to, the aggregate principal amount of the Second Lien Obligations (including the undrawn amount of all Letters of Credit constituting Second Lien Obligations and the aggregate original principal amount of any term loan that is a Second Lien Obligation) at any one time not to exceed the amount referred to in clause (a) above, in each case that have been paid in-kind or capitalized.

“New First Lien Agent”: as defined in Section 4.5(a).

“New First Lien Documents”: as defined in Section 4.5(a).

“New First Lien Obligations”: as defined in Section 4.5(a).

“New Second Lien Agent”: as defined in Section 4.5(b).

“New Second Lien Documents”: as defined in Section 4.5(b).

“New Second Lien Obligations”: as defined in Section 4.5(b).

“Obligations”: with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Secured Creditor (including any Secured Swap Provider and provider of cash management services under a Cash Management Agreement) arising out of, under, or in connection with, any agreement, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money (including all interest, fees, and charges whether or not accruing after the filing of any Insolvency Proceeding with respect to any Obligations, whether or not a claim for such post-filing or post-petition interest, fees, and charges is allowed or allowable in any such proceeding), including all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any agreement (including those payable in connection with First Lien Letters of Credit).

“Obligor”: each Borrower, each Credit Party and each other Person that is a subsidiary of Holdings liable on or in respect of the First Lien Obligations or Second Lien Obligations or that has granted or purported to grant a Lien on any assets as Collateral to secure the First Lien Obligations or Second Lien Obligations, together with such Person’s successors and assigns, including a receiver, trustee or debtor-in-possession on behalf of such Person.

“Party”: a party to this Agreement (other than the Obligors).

“Person”: an individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture, other entity or Governmental Authority.

“Pledged Collateral”: any Collateral in the possession or control (as defined in Section 3.3) of the First Lien Agent or the Second Lien Agent.

“Proceeds”: (a) all “proceeds,” as defined in Article 9 of the UCC, of the Collateral, and (b) whatever is recovered when any Collateral is sold, exchanged, collected or Disposed of, whether voluntarily or involuntarily, including any additional or replacement Collateral provided during any Insolvency Proceeding and any payment or property received in an Insolvency Proceeding on account of, or from, Collateral, an interest in Collateral or the value of any Collateral.

“Purchase Date”: as defined in Section 5.2.

“Purchase Event”: as defined in Section 5.1.

“Purchase Notice”: as defined in Section 5.2.

“Purchase Obligations”: as defined in Section 5.1.

“Purchase Price”: as defined in Section 5.3.

“Purchasing Creditors”: as defined in Section 5.2.

“Recovery”: as defined in Section 6.8.

“Refinance”: in respect of any First Lien Obligations or Second Lien Obligations or the commitments related thereto, to refinance, replace, refund, or repay, or to issue other Obligations or commitments in exchange or replacement for such Obligations or commitments relating thereto (whether or not fully utilized) in whole or in part, whether with the same or different lenders, agents, or arrangers. “Refinanced” and “Refinancing” have correlative meanings.

“Release Documents”: termination statements, releases, and other documents reasonably necessary or advisable to release, release of record, or evidence the release of a Lien or of a guaranty obligation in connection with the disposition of Stock of an Obligor.

“Requisite Second Lien Creditors”: means the “Required Lenders” as defined in the Second Lien Credit Agreement.

“Second Lien Agent”: Metropolitan Life Insurance Company in its capacity as administrative agent for the Second Lien Creditors under the Second Lien Documents, and its permitted successors and assigns in such capacity (including any New Second Lien Agent that is deemed to be the Second Lien Agent pursuant to Section 4.5).

“Second Lien Collateral Documents”: the “Collateral Documents” as defined in the Second Lien Credit Agreement or such other document evidencing an initial or subsequent Refinancing of the Second Lien Obligations, and any other documents or instruments granting or purporting to grant a Lien on real or personal property to secure a Second Lien Obligation or indebtedness under any such subsequent Refinancing thereof or granting rights or remedies with respect to such Liens.

“Second Lien Creditors”: as defined in the recitals hereto.

“Second Lien Default”: any “Event of Default” or similar term, as such term is defined under the Second Lien Documents.

“Second Lien Default Notice”: with respect to any Second Lien Default, a written notice from the Second Lien Agent to the First Lien Agent, with a copy to the Obligors, stating that such notice is a “Second Lien Default Notice,” indicating that such Second Lien Default has occurred, and describing such Second Lien Default in reasonable detail.

“Second Lien Documents”: the Second Lien Loan Agreement, all Loan Documents (as such term is defined in the Second Lien Loan Agreement) and all other agreements, instruments and other documents at any time executed or delivered by any Obligor or any other Person with, to or in favor of the Second Lien Agent or any Second Lien Creditor in connection therewith or related thereto, including such documents evidencing successive Refinancings of the Second Lien Obligations, in each case, as the same may be amended, amended and restated, supplemented, modified, replaced, substituted or renewed from time to time.

“Second Lien Loan Agreement”: (a) the Initial Second Lien Loan Agreement and (b) each loan or credit agreement evidencing any replacement, substitution, renewal, or initial or subsequent Refinancing of the Obligations under the Second Lien Loan Agreement, in each case as the same may be amended, amended and restated, supplemented, modified, replaced, substituted or renewed from time to time or Refinanced in accordance with the terms of this Agreement.

“Second Lien Loans”: the loans or advances outstanding under the Second Lien Documents.

“Second Lien Obligations”: all Obligations of the Obligors under (a) the Second Lien Credit Agreement and the other Second Lien Documents, (b) the guaranties under the Second Lien Documents, or (c) any other agreement or instrument granting or providing for the perfection of a Lien securing any of the foregoing. Notwithstanding any other provision hereof, the term “Second Lien Obligations” will include accrued interest, fees, costs, and other charges incurred under the Second Lien Credit Agreement and the other Second Lien Documents, whether incurred before or after the commencement of an Insolvency Proceeding, and whether or not allowed or allowable in an Insolvency Proceeding. To the extent that any payment with respect to the Second Lien Obligations (whether by or on behalf of any Obligor, as proceeds of security, enforcement of any right of set-off or recoupment, or otherwise) is declared to be fraudulent or preferential in any respect, set aside, avoided, or required to be paid to a debtor in possession, trustee, receiver, or similar Person, then the obligation or part thereof originally intended to be satisfied will be deemed to be reinstated and outstanding as if such payment had not occurred.

“Secured Creditors”: the First Lien Creditors and the Second Lien Creditors, or any of them.

“Secured Hedge Agreements”: any Secured Rate Contract (or any similar or equivalent term) under and as defined in the First Lien Loan Agreement.

“Senior Adequate Protection Liens”: as defined in Section 6.2.

“Standstill Period”: the period commencing on the date of a Second Lien Default and ending upon the date which is the earlier of (a) 120 days after the First Lien Agent has received a Second Lien Default Notice with respect to such Second Lien Default and (b) the date on which the Discharge of First Lien Obligations shall have occurred; provided that in the event that as of any day during such 120 days, no Second Lien Default is continuing, then the Standstill Period shall be deemed not to have commenced.

“Stock”: all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“UCC”: the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“Voting Stock”: Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

1.2 Certain Matters of Construction. Unless otherwise stated or the context clearly requires otherwise: (a) references to the First Lien Agent or the Second Lien Agent will refer to the First Lien Agent or the Second Lien Agent acting on behalf of itself and on behalf of all of the other First Lien Creditors or Second Lien Creditors, respectively; (b) definitions of terms apply equally to the singular and plural forms; pronouns will include the corresponding masculine, feminine, and neuter forms; (c) “will” and “shall” have the same meaning; (d) in computing periods from a specified date to a later specified date, (i) the words “from” and “commencing on” (and the like) mean “from and including,” (ii) the words “to,” “until” and “ending on” (and the like) mean “to but excluding” and (iii) the word “through” means “to and including”; (e) except as otherwise provided in this Agreement, any action permitted under this Agreement may be taken at any time and from time to time; (f) all indications of time of day mean New York City time; (g) “including” means “including, but not limited to”; (h) “A or B” means “A or B or both”; (i) references to a statute refer to the statute and all regulations promulgated under or implementing the statute as in effect at the relevant time, references to a specific provision of a statute or regulation include successor provisions; (j) references to a section of the Bankruptcy Code also refer to any similar provision of other Bankruptcy Law; (k) references to an agreement (including this Agreement) refer to the agreement as the same may be amended, supplemented or modified at the relevant time; (l) references to a Governmental Authority include any successor Governmental Authority; (m) section references refer to sections of this Agreement, references to numbered sections refer to all included sections (for example, a reference to Section 6 also refers to Sections 6.1, 6.1(a), etc.), and references to a section or article in an agreement, statute, or regulation include successor and renumbered sections and articles of that or any successor agreement, statute, or regulation; (n) references to a Person include the Person’s permitted successors and assigns; (o) “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement in its entirety and not to any particular provision; and (p) “asset” and “property” have the same meaning and refer to both real and personal, tangible and intangible assets and property, including cash, securities, accounts, and general intangibles, wherever located.

Section 2. Security Interests; Priorities.

2.1 Priorities. Each Secured Creditor hereby acknowledges that other Secured Creditors have been granted Liens upon the Collateral to secure their respective Obligations. A Lien on Collateral securing or purporting to secure any First Lien Obligation will at all times be senior and prior in all respects provided for in this Agreement to a Lien on such Collateral securing or purporting to secure any Second Lien Obligation, and a Lien on Collateral securing or purporting to secure any Second Lien Obligation will at all times be junior and subordinate in all respects provided for in this Agreement to a Lien on such Collateral securing or purporting to secure any First Lien Obligation.

2.2 No Alteration of Priority. Except as otherwise expressly provided herein, the priority of the Liens securing the First Lien Obligations, and the rights and obligations of the Parties under this Agreement, will remain in full force and effect irrespective of (a) how a Lien was acquired (whether by grant, possession, statute, operation of law, subrogation, judgment or otherwise), (b) the time, manner, or order of the grant, attachment, filing, recordation, or perfection of a Lien, (c) any conflicting provision of the UCC or other applicable law, (d) any defect or deficiencies in, or non-perfection (including any failure to perfect or lapse in perfection), setting aside, recharacterization, or avoidance of, any Lien or a First Lien Document or a Second Lien Document, (e) the modification, subordination or recharacterization of a First Lien Obligation or a Second Lien Obligation, (f) the modification of a First Lien Document or the modification of a Second Lien Document in accordance with this Agreement, (g) the voluntary or involuntary subordination of a Lien on Collateral securing a First Lien Obligation to a Lien securing another obligation of an Obligor or other Person (except as provided in this Agreement with respect to a Bad Acts Ruling), (h) the exchange of a security interest in any Collateral for a security interest in other Collateral, (i) the commencement of an Insolvency Proceeding, or (j) any other circumstance whatsoever, including a circumstance that might be a defense available to, or a discharge of, an Obligor in respect of a First Lien Obligation or a Second Lien Obligation or holder of such Obligation and notwithstanding any conflicting terms or conditions which may be contained in any of the Documents (in each case, other than as a result of a Bad Acts Ruling).

2.3 Perfection; Contesting Liens. Except as provided in Section 3.3 as between the First Lien Creditors and Second Lien Creditors, (a) the First Lien Agent will be solely responsible for perfecting and maintaining the perfection of its Liens on the First Lien Collateral, and (b) the Second Lien Agent will be solely responsible for perfecting and maintaining the perfection of its Liens on the Second Lien Collateral. This Agreement is intended solely to govern the respective Lien priorities as between the First Lien Creditors and the Second Lien Creditors and does not impose on the First Lien Creditors or the Second Lien Creditors any obligations in respect of the disposition of Proceeds of foreclosure on any Collateral that would conflict with a prior perfected claim in favor of another Person, an order or decree of a court or other Governmental Authority, or applicable law. Notwithstanding any other provision of this Agreement, if the First Lien Agent receives notice of the First Lien Obligations arising under Cash Management Agreements or Secured Hedge Agreements, the First Lien Agent may rely, without further inquiry, on such notice and any supporting documentation the First Lien Agent receives from the applicable Person. In the absence of such notice, the First Lien Agent will have no obligation to any Secured Party under any Cash Management Agreement or Secured Hedge Agreement, including any obligation to verify the payment of the Obligations thereunder or the provision of cash collateral in respect thereof, in each case for purposes of determining the Discharge of First Lien Obligations. The First Lien Agent will not have by reason of this Agreement or any other document a fiduciary relationship with any First Lien Creditor or any Second Lien Creditor. The parties recognize that the interests of the First Lien Agent and the Second Lien Agent may differ, and the First Lien Agent may act in its own interest or in the interest of the First Lien Creditors without taking into account the interests of any Second Lien Creditor. The First Lien Agent will not contest, or support any Person in contesting, directly or indirectly, in any proceeding (including an Insolvency Proceeding) the validity, enforceability, perfection, characterization or priority of any Lien securing or purportedly securing a Second Lien Obligation. The Second Lien Agent will not contest, or support any Person in contesting, directly or indirectly, in any proceeding (including an Insolvency Proceeding) the validity, enforceability, perfection, characterization or priority of any Lien securing or purportedly securing a First Lien Obligation. Nothing in this Agreement shall be construed to prevent or impair the rights of any Secured Creditor to enforce this Agreement.

2.4 Payment Over; Application of Proceeds of Collateral. Until the Discharge of First Lien Obligations, whether or not an Insolvency Proceeding has commenced, any Collateral, Distributions in respect thereof or Proceeds thereof received by any Second Lien Creditor, including any such Collateral constituting Proceeds, or any payment or Distribution, that may be received by any Second Lien Creditor (a) in connection with the exercise of any right or remedy (including any right of set-off or recoupment) with respect to the Collateral, (b) in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) in respect of the Collateral, (c) from the collection or other Disposition of, or realization on, the Collateral in any Enforcement Action or (except as provided in Section 6) pursuant to any Insolvency Proceeding or (d) in violation of this Agreement, shall be segregated and held in trust and promptly paid over to the First Lien Agent, for the benefit of the First Lien Creditors, in the same form as received, with any necessary endorsements. The First Lien Agent is authorized to make such endorsements as agent for the Second Lien Creditor. This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations. Upon the Discharge of First Lien Obligations (or, in the event the principal amount of the First Lien Obligations exceeds the Maximum First Lien Principal Amount, upon payment in full of the First Lien Obligations up to the Maximum First Lien Principal Amount), the First Lien Agent shall deliver to the Second Lien Agent any remaining Collateral and any proceeds thereof then held by it in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Second Lien Agent to the Second Lien Obligations up to the Maximum Second Lien Principal Amount. If the Discharge of the First Lien Obligations has not occurred as a result of the principal amount of the First Lien Obligations exceeding the Maximum First Lien Principal Amount, upon the payment in full of the Second Lien Obligations up to the Maximum Second Lien Principal Amount, the Second Lien Agent shall deliver to the First Lien Agent any remaining Collateral and any proceeds thereof then held by it in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the First Lien Agent to the remaining First Lien Obligations and, after such Discharge of the First Lien Obligation in excess of the Maximum First Lien Principal Amount, all remaining Collateral and all Proceeds thereof shall be forthwith paid over to the Second Lien Creditors in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, for application to the remaining Second Lien Obligations in excess of the Maximum Second Lien Principal Amount.

2.5 Release of Collateral Upon Enforcement Action or Permitted Sale or Disposition. If the First Lien Agent releases a Lien on all or any portion of the Collateral in connection with: (a) an Enforcement Action, or (b) a Disposition of any Collateral permitted under the First Lien Loan Documents other than pursuant to an Enforcement Action (whether or not there is an Event of Default under the First Lien Documents), then any Lien of the Second Lien Agent on such Collateral will be, except as otherwise provided below, automatically and simultaneously released to the same extent (it being understood that the Second Lien Agent shall still, subject to the terms of this Agreement, have a security interest with respect to the Proceeds of such Collateral except to the extent applied to First Lien Obligations) and the Second Lien Agent will promptly execute and deliver to the First Lien Agent such Release Documents as the First Lien Agent reasonably requests to effectively release or confirm the release of such Lien of the Second Lien Agent and take such further actions as the First Lien Agent shall reasonably require in order to release or terminate such Second Lien Agent’s Liens on such Collateral (or release any applicable Obligor, including any Obligor that is an issuer of the equity that is the subject of such transaction and any subsidiary thereof, other than in connection with the Discharge of First Lien Obligations prior to the Discharge of Second Lien Obligations); provided that such release will not occur without the prior written consent of the Second Lien Agent for (x) an Enforcement Action, as to any Collateral the net cash Proceeds of the Disposition of which will not be applied to permanently repay (or otherwise reduce in the case of a “credit bid”) the First Lien Obligations or any DIP Financing provided by the First Lien Creditors, or (y) a Disposition (other than a Disposition described in (a) above), if the Disposition is prohibited by a provision of the Second Lien Credit Agreement. Nothing in this Section 2.5 or otherwise in this Agreement will be deemed to affect the obligation of the Borrower to abide by its covenants under the Second Lien Credit Agreement (including, without limitation, Section 5.2 thereof) or the rights of any Second Lien Creditor to seek enforcement of such covenants in accordance with the terms of this Agreement.

2.6 Power of Attorney. The Second Lien Agent hereby appoints the First Lien Agent and any officer or agent of the First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the place and stead of the Second Lien Agent and the other Second Lien Creditors or in the First Lien Agent’s own name, in the First Lien Agent’s discretion for the limited purpose (only) of taking action and executing any and all documents and instruments that are necessary for carrying out the terms of Section 2.5, including any endorsements or other instruments of transfer or release; provided that no such power of attorney may be exercised (i) unless the Second Lien Agent has failed to take such action promptly after receipt of a request to do so by the First Lien Agent and (ii) without at least three Business Days prior written notice to the Second Lien Agent. This appointment is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations or such time as this Agreement is terminated in accordance with its terms. No Person to whom this power of attorney is presented, as authority for the First Lien Agent (or any officer or agent of the First Lien Agent) to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from any Second Lien Creditor as to the authority of the First Lien Agent (or any such officer or agent) to take any action described herein, or as to the existence of or fulfillment of any condition to this power of attorney, which is intended to grant to the First Lien Agent (or any officer or agent of the First Lien Agent) the authority to take and perform the actions contemplated herein. The Second Lien Agent irrevocably waives any right to commence any suit or action, in law or equity, against any Person which acts in reliance upon or acknowledges the authority granted under this power of attorney. The Second Lien Agent hereby ratifies all that said attorneys shall do or cause to be done in accordance with the power of attorney granted in this Section 2.6.

2.7 Waiver. Each of the Secured Creditors, (a) waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations under the Documents and notice of or proof of reliance by the Secured Creditors upon this Agreement and protest, demand for payment or notice except to the extent otherwise specified herein and (b) acknowledges and agrees that the other Secured Creditors have relied upon the Lien priority and other provisions hereof in entering into the Documents and in making funds available to the Borrower thereunder.

2.8 Notice of Interest In Collateral. This Agreement is intended, in part, to constitute an authenticated notification of a claim by each Secured Creditor to the other Secured Creditors of an interest in the Collateral in accordance with the provisions of sections 9-611 and 9-621 of the UCC.

2.9 New Liens. So long as the Discharge of First Lien Obligations (without giving affect to the limitation in clause (a) of such definition as to Maximum First Lien Principal Amount) shall not have occurred, the parties hereto agree that no additional Liens shall be granted or permitted on any asset of the Borrower or any other Obligor to secure any Second Lien Obligation unless, subject to the terms of this Agreement, immediately after giving effect to such grant or concurrently therewith, a senior and prior Lien shall be granted on such asset to secure the First Lien Obligations. The parties hereto further agree that no additional Liens shall be granted or permitted on any asset of the Borrower or any other Obligor to secure any First Lien Obligation unless, subject to the terms of this Agreement, immediately after giving effect to such grant or concurrently therewith, a Lien that is second in priority shall be granted on such asset to secure the Second Lien Obligations. To the extent that the foregoing provisions of this Section are not complied with for any reason, without limiting any other rights and remedies available to the First Lien Agent or the First Lien Creditors, the Second Lien Agent, or the Second Lien Creditors, the parties hereto agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.9 shall be subject to the terms of this Agreement, including the turnover provisions of Section 2.4.

2.10 Similar Liens and Agreements. The Parties intend that the Collateral securing the First Lien Obligations and the Collateral securing the Second Lien Obligations be identical (other than cash and other assets specifically securing First Lien Letter of Credit Obligations or Cash Management Obligations). Accordingly, subject to the other provisions of this Agreement, the Parties will use commercially reasonable efforts to cooperate:

(a) to determine, upon the reasonable written request of the First Lien Agent or the Second Lien Agent, the specific assets included in the Collateral securing their respective Obligations, the steps taken to perfect the Liens thereon and the identity of the Obligors;

(b) to make the forms, documents, and agreements creating or evidencing the Liens of the Parties in the Collateral materially the same, other than with respect to the relative priority of the Liens created or evidenced thereunder, the identity of the Secured Parties benefitted thereby and other matters contemplated by this Agreement; and

(c) to provide that any Lien obtained by any Secured Creditor in respect of any judgment obtained in respect of any Obligations shall be subject in all respects to the terms of this Agreement.

Section 3. Enforcement of Security.

3.1 Exercise of Remedies against Collateral. (a) Subject to subsection (b) below, until the Discharge of First Lien Obligations, the First Lien Creditors will have the exclusive right to (1) commence and maintain Enforcement Actions (including the rights to set-off or “credit bid” their debt), (2) subject to Section 2.5, make determinations regarding the release or disposition of, or restrictions with respect to, the Collateral, and (3) otherwise enforce the rights and remedies of a secured creditor under the UCC and other applicable law and the Bankruptcy

Laws of any applicable jurisdiction in such order and in such manner as the First Lien Creditors may determine in their sole discretion without consulting with or obtaining the consent of any Second Lien Creditor and regardless of whether any such exercise is adverse to the interests of any Second Lien Creditor, except as otherwise required pursuant to the UCC and applicable law, subject to the relative priorities described in Section 2.1, and otherwise in accordance with the terms of this Agreement. In conducting any public or private sale under the UCC, 10 Business Days’ notice to the Second Lien Creditors shall be deemed to be commercially reasonable notice. The First Lien Agent and the other First Lien Creditors may take Enforcement Actions pursuant to the provisions of the First Lien Documents all in such manner as they may determine in the exercise of their sole discretion. Such Enforcement Actions may include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction. Except as provided in this Section 3.1 and Section 3.2 below, notwithstanding any rights or remedies available to a Second Lien Creditor under any of the Second Lien Documents, applicable law or otherwise, a Second Lien Creditor shall not take any Enforcement Action. Until the Discharge of First Lien Obligations, each Second Lien Creditor (1) shall not take any action that would hinder any exercise of remedies or the taking of any Enforcement Action under the First Lien Documents, and (2) waives any right it may have as a junior lien creditor or otherwise to object to the manner in which the First Lien Agent or the First Lien Creditors may seek to take any Enforcement Action (including any right to object to a First Lien Creditor accepting any Collateral in full or partial satisfaction of First Lien Obligations under Section 9-620 of the UCC), regardless of whether any action or omission by or on behalf of the First Lien Agent and the First Lien Creditors is adverse to the interest of the Second Lien Creditors.

(b) Notwithstanding the preceding Section 3.1(a), Second Lien Creditors may commence and may continue an Enforcement Action with respect to a Second Lien Default if (and only if) all of the following have occurred: (1) the Standstill Period with respect thereto shall have elapsed; (2) the First Lien Agent is not then pursuing with commercially reasonable diligence an Enforcement Action with respect to all or a material portion of the Collateral or attempting with commercially reasonable diligence to vacate any stay or prohibition against such exercise; (3) any acceleration of the Second Lien Obligations has not been rescinded; and (4) the Second Lien Agent has provided the First Lien Agent at least 10 Business Days prior written notice of its intention to take such Enforcement Action, which notice may be given during, but not prior to, the pendency of any Standstill Period.

3.2 Permitted Actions. Notwithstanding anything in this Agreement to the contrary, a Second Lien Creditor may (a) file a proof of claim or statement of interest, vote on a plan of reorganization (including a vote to accept or reject a plan of partial or complete liquidation, reorganization, arrangement, composition, or extension), and make other filings, arguments, and motions, with respect to the Second Lien Obligations and the Collateral in any Insolvency Proceeding commenced by or against any Obligor; (b) take action to create, perfect, preserve, or protect (but not enforce) its Lien on the Collateral, so long as such actions are not adverse to the priority status in accordance with this Agreement of Liens on the Collateral securing the First Lien Obligations or the First Lien Creditors’ rights to exercise remedies or otherwise not in accordance with this Agreement; (c) file necessary pleadings in opposition to a claim objecting to or otherwise seeking the disallowance of a Second Lien Obligation or a Lien securing the Second Lien Obligation; (d) join (but not exercise any control over) a judicial foreclosure or Lien enforcement proceeding with respect to the Collateral initiated by the First Lien Agent, to the extent that such action could not reasonably be expected to interfere materially with the Enforcement Action, but no Second Lien Creditor may receive any Proceeds thereof unless expressly permitted herein; (e) bid for or purchase Collateral at any public, private, or judicial foreclosure upon such Collateral initiated by any First Lien Creditor or, if the conditions set forth in Section 3.1(b) are satisfied, any Second Lien Creditor, or any sale of Collateral during an Insolvency Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless the net cash Proceeds of such bid are otherwise sufficient to cause the Discharge of First Lien Obligations and are applied to cause the Discharge of the First Lien Obligations, in each case, at the closing of such bid; (f) accelerate any Second Lien Obligations in accordance with the provisions of the Second Lien Documents; (g) seek adequate protection during an Insolvency Proceeding to the extent expressly permitted by Section 6, in the case of each of clauses (a) through (g) in a manner not in violation with the other terms of this Agreement; (h) take and maintain any action against any Obligor for specific performance or injunctive relief to compel an Obligor to comply with (or not violate or breach) an obligation under the Second Lien Documents, provided that any such action does not require the making of any payments on the Second Lien Obligations or include any action to enjoin or otherwise interfere, hinder or delay a Disposition of Collateral with respect to which the Liens securing the Second Lien Obligations are required to be released pursuant to the terms of this Agreement; (i) take and maintain any action against any Obligor to prevent the expiration of, any applicable statute of limitations or similar permanent restriction on claims, or to assert a crossclaim, counterclaim or comparable claim against any Obligor or to file any defensive pleading; or (j) make demand for payment of, and pursue legal action to collect (that are not taken in the capacity of a secured creditor and do not involve enforcement of any Lien) any Second Lien Obligation. Except as expressly provided for herein, no provision hereof shall be construed to prohibit the payment by the Borrower of regularly scheduled principal, interest and other amounts owed in respect of the Second Lien Obligations so long as the receipt thereof is not the direct or indirect result of any Enforcement Action not permitted hereunder.

3.3 Collateral In Possession.

(a) If the First Lien Agent has any Pledged Collateral in its possession or control, then, subject to Section 2.1 and this Section 3.3, the First Lien Agent will possess or control such Pledged Collateral as bailee or agent for perfection for the benefit of the Second Lien Agent as secured party, so as to satisfy the requirements of sections 8-106(d)(3), 8-301(a)(2), and 9-313(c) of the UCC. The First Lien Agent will have no obligation to any First Lien Creditor or Second Lien Creditor to ensure that any Pledged Collateral is genuine or owned by any of the Obligors or to preserve rights or benefits of any Person except as expressly set forth in this Section 3.3. In this Section 3.3, “control” has the meaning given that term in sections 8-106 and 9-314 of the UCC.

(b) The duties or responsibilities of the First Lien Agent under this Section 3.3 will be limited solely to possessing or controlling the applicable Pledged Collateral as bailee or agent for perfection in accordance with this Section 3.3 and delivering such Pledged Collateral upon a Discharge of First Lien Obligations, as provided in subsection (d) below. The Second

Lien Agent hereby waives and releases the First Lien Agent from all claims and liabilities arising out of the First Lien Agent’s role under this Section 3.3 as bailee or agent with respect to any Pledged Collateral. The First Lien Agent makes no representation or warranty as to whether the provision of this Section 3.3 are sufficient to perfect the security interest in any Collateral in which the First Lien Agent has such possession or control.

(c) If the Second Lien Agent has any Pledged Collateral in its possession or control, then, subject to Section 2.1 and this Section 3.3, the Second Lien Agent will promptly notify the First Lien Agent of its possession or control of such Pledged Collateral and if requested by the First Lien Agent, deliver or transfer such Pledged Collateral in its possession or control, together with any necessary endorsements (which endorsements will be without recourse and without any representation or warranty), to the First Lien Agent in such manner as the First Lien Agent shall reasonably direct. Until such delivery or transfer is complete, the Second Lien Agent shall possess or control such Pledged Collateral as bailee or agent for perfection for the benefit of the First Lien Agent as secured party, so as to satisfy the requirements of sections 8-106(d)(3), 8-301(a)(2), and 9-313(c) of the UCC. The Second Lien Agent will have no obligation to any First Lien Creditor or Second Lien Creditor to ensure that any Pledged Collateral is genuine or owned by any of the Obligors or to preserve rights or benefits of any Person except as expressly set forth in this Section 3.3.

(d) The duties or responsibilities of the Second Lien Agent under this Section 3.3 will be limited solely to possessing or controlling the Pledged Collateral as bailee or agent for perfection in accordance with this Section 3.3 and delivering the Pledged Collateral to the First Lien Agent promptly upon the request by the First Lien Agent therefor. The Second Lien Agent makes no representation or warranty as to whether the provision of this Section 3.3 are sufficient to perfect the security interest in any Collateral in which the Second Lien Agent has such possession or control.

(e) Upon the Discharge of First Lien Obligations, First Lien Agent will deliver or transfer (subject to the terms of any control agreement) control of any Pledged Collateral in its possession or control, together with any necessary endorsements (which endorsements will be without recourse and without any representation or warranty), first, to the Second Lien Agent if any Second Lien Obligations remain outstanding, and second, to the applicable Obligor or Obligors or, in the case of clauses first and second, as a court of competent jurisdiction may otherwise direct.

3.4 Waiver of Marshalling and Similar Rights. Until the Discharge of First Lien Obligations, the Second Lien Agent and each other Second Lien Creditor, to the fullest extent permitted by applicable law, waives as to the First Lien Agent and each other First Lien Creditor any requirement regarding, and agrees not to demand, request, plead or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law.

3.5 Insurance and Condemnation Awards. Until the Discharge of First Lien Obligations, and subject to the rights of the Obligors under the First Lien Documents, First Lien Agent will have the exclusive right to adjust settlement for any losses covered by an insurance policy covering the Collateral, and to approve an award granted in a condemnation or similar proceeding (or a deed in lieu of condemnation) affecting the Collateral, and all proceeds of such policy, award, or deed will be applied in accordance with Section 2.4 and thereafter, if no Second Lien Obligations are outstanding, to the payment to the owner of the subject property, such other Person as may be entitled thereto, or as a court of competent jurisdiction may otherwise direct.

Section 4. Covenants

4.1 Amendments to First Lien Documents. (a) The First Lien Creditors may at any time and from time to time and without consent of or notice to any Second Lien Creditor, without incurring any liability to any Second Lien Creditor and without impairing or releasing any rights or obligations hereunder or otherwise, amend, restate, supplement, extend, modify, waive, substitute, renew or replace any or all of the First Lien Documents; provided that without the consent of the Requisite Second Lien Creditors, the First Lien Creditors shall not amend, restate, supplement, extend, modify, substitute, renew or Refinance any or all of the First Lien Documents to (a) directly increase the interest rate margins on the First Lien Obligations to an amount greater than 3.0% per annum on a weighted average basis above the applicable interest rate margins on the First Lien Obligations in effect on the date hereof (excluding, without limitation, fluctuations in underlying rate indices or pursuant to a pricing grid mechanic and imposition of a default rate of 2.0% per annum), (b) extend the final maturity date of the First Lien Obligations to a date later than November 29, 2022, (c) restrict the amendment of the Second Lien Documents except as set forth in Section 4.2, (d) increase the principal portion of the First Lien Obligations in excess of the Maximum First Lien Principal Amount, or (e) shorten the scheduled amortization or shorten the weighted average life to maturity of any First Lien Obligations.

(b) Notwithstanding any provision contained in the Second Lien Documents to the contrary, the Obligors, the First Lien Agent and the other First Lien Creditors may at any time and from time to time without the consent of or notice to any Second Lien Creditor and without violating any Second Lien Document or creating any Second Lien Default, amend the payment waterfall provisions contained in the First Lien Documents, create or add new tranches of First Lien Obligations, and/or reallocate all or a portion of the First Lien Obligations to the principal amount of one or more newly created loan tranches or facilities (which new tranches or facilities shall constitute “First Lien Obligations” hereunder, subject to the proviso below), each of which (and/or the Liens securing same) may be contractually senior, junior or pari passu to the then existing or thereafter arising First Lien Obligations (and/or the Liens securing same) and contain such terms and provisions to be determined and agreed among the Obligors (or any one or more of them), First Lien Agent, and relevant First Lien Creditors; provided, however, that any such amendments, creations, additions, reallocations and modifications shall be subject to the limitations set forth in Section 4.1(a).

4.2 Amendments to Second Lien Documents. Until the Discharge of First Lien Obligations has occurred, and notwithstanding anything to the contrary contained in the Second Lien Documents, the Second Lien Creditors shall not, without the prior written consent of the First Lien Agent, amend, restate, supplement, modify, substitute, renew or Refinance any or all of the Second Lien Documents to (a) directly or indirectly increase the applicable interest rates in respect of the Second Lien Obligations (excluding, without limitation, fluctuations in underlying rate indices and imposition of a default rate of 2.0% per annum) by more than 3.0% per annum,

(b) shorten the maturity or weighted average life to maturity of the Second Lien Obligations, require that any payment on the Second Lien Obligations be made earlier than the date originally scheduled for such payment or that any commitment expire any earlier than the date originally scheduled therefor, or add or make more restrictive any mandatory prepayment, redemption, repurchase, sinking fund or similar requirement, (c) add or modify in a manner adverse in any material respect to any Obligor or any First Lien Creditor any covenant, agreement or event of default under the Second Lien Documents (except to the extent necessary to conform to changes made to the First Lien Documents, excluding changes related to the first priority status of the First Lien Obligations and subject to the preservation of cushions on financial covenant levels and dollar amounts consistent with those contained in the First Lien Documents in effect prior to such addition or modification), (d) restrict the amendment of the First Lien Documents except as set forth in Section 4.1 or (e) increase the principal amount of the Second Lien Obligations in excess of the Maximum Second Lien Principal Amount (other than, subject to clause (a) above, as a result of interest thereon having been paid in-kind or capitalized).

4.3 Amendments to Collateral Documents. If a First Lien Creditor and an Obligor modify a First Lien Collateral Document, the modification (insofar as it relates to Liens on Collateral) will apply automatically to any comparable provision of a Second Lien Collateral Document, upon not less than 2 Business Days prior written notice to the Second Lien Agent but without the consent of any Second Lien Creditor and without any action by Second Lien Agent or any Obligor; provided that no such modification will (a) remove or release the Lien of the Second Lien Creditors on the Collateral, except to the extent that (1) the release is permitted hereunder and (2) there is a corresponding release of the Lien of the First Lien Creditors on the Collateral, (b) impose duties or obligations on the Second Lien Agent or any Second Lien Creditor, (c) permit other Liens on the Collateral not permitted under the terms of the Second Lien Documents other than as provided in Section 6, or (d) by its terms be adverse to the interest of the Second Lien Creditors to a greater extent than the First Lien Creditors (other than by virtue of their relative priorities and rights and obligations hereunder).

4.4 Prepayments. Without the prior written consent of the First Lien Agent, no Second Lien Creditor will take, demand or receive from any Obligor any prepayment of principal (whether optional, voluntary, mandatory or otherwise or by redemption, defeasance or other payment or distribution) with respect to any Second Lien Obligations, except for mandatory prepayments in respect of Dispositions, casualty events or other events of loss of assets, the issuance or incurrence of Indebtedness, the issuance of Stock or receipt of capital contributions and the existence of excess cash flow (collectively, “Mandatory Prepayment Events”), in each case only to the extent expressly permitted by the terms of the First Lien Credit Agreement (as in effect on the date hereof) or to the extent receipt of a prepayment in connection with such a Mandatory Prepayment Event has been waived by the First Lien Creditors.

4.5 Effect of Refinancing.

(a) If the Discharge of First Lien Obligations is being effected through a Refinancing; provided that (1) the First Lien Agent gives a notice of such Refinancing to the Second Lien Agent at least 5 Business Days prior to such Refinancing (except as otherwise provided in Section 6.2) and (2) the credit agreement and the other documents evidencing such new First Lien Obligations (the “New First Lien Documents”) do not effect an amendment, supplement or other modification of the terms of the First Lien Obligations in a manner that is prohibited by Section 4.1, then (A) such Discharge of First Lien Obligations shall be deemed not to have occurred for all purposes of this Agreement, (B) the indebtedness under such Refinancing and all other obligations under the credit documents evidencing such indebtedness (the “New First Lien Obligations”) shall be treated as First Lien Obligations for all purposes of this Agreement, (C) the New First Lien Documents shall be treated as the First Lien Documents and (D) the agent under the New First Lien Documents (the “New First Lien Agent”) shall be deemed to be the First Lien Agent for all purposes of this Agreement. Upon receipt of a notice of Refinancing under the preceding sentence, which notice shall include the identity of the New First Lien Agent, the Second Lien Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the New First Lien Agent may reasonably request in order to provide to the New First Lien Agent and the holders of the New First Lien Obligations the rights and powers set forth herein; provided, that the failure of the Second Lien Agent to enter into such documents and agreements shall not affect the rights of the party that consummates the Refinancing to rely on and enforce the terms of this Agreement.

(b) If the Discharge of Second Lien Obligations is being effected through a Refinancing; provided that (1) the Second Lien Agent gives a notice of such Refinancing to the First Lien Agent at least 5 Business Days prior to such Refinancing and (2) the credit agreement and the other documents evidencing such New Second Lien Obligations (the “New Second Lien Documents”) do not effect an amendment, supplement or other modification of the terms of the Second Lien Obligations in a manner that is prohibited by Section 4.2, then (A) such Discharge of Second Lien Obligations shall be deemed not to have occurred for all purposes of this Agreement, (B) the indebtedness under such Refinancing and all other obligations under the credit documents evidencing such indebtedness (the “New Second Lien Obligations”) shall be treated as Second Lien Obligations for all purposes of this Agreement, (C) the New Second Lien Documents shall be treated as the Second Lien Documents and (D) the agent under the New Second Lien Documents (the “New Second Lien Agent”) shall be deemed to be the Second Lien Agent for all purposes of this Agreement. Upon receipt of a notice of Refinancing under the preceding sentence, which notice shall include the identity of the New Second Lien Agent, the First Lien Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the New Second Lien Agent may reasonably request in order to provide to the New Second Lien Agent the rights and powers set forth herein; provided, that the failure of the First Lien Agent to enter into such documents and agreements shall not affect the rights of the party that consummates the Refinancing to rely on and enforce the terms of this Agreement.

(c) By their acknowledgement hereto, Obligors agree to cause the agreement, document or instrument pursuant to which any New First Lien Agent or any New Second Lien Agent is appointed to provide that the New First Lien Agent or New Second Lien Agent, as applicable, agrees to be bound by the terms of this Agreement.

Section 5. Second Lien Creditors’ Purchase Option.

5.1 Purchase Option. If there is (a) an acceleration of the First Lien Obligations in accordance with the First Lien Loan Agreement, (b) an Event of Default arising from the failure of the Borrower to make any payment in respect of principal, interest or fees (other than administrative agency or collateral agency fees) under the First Lien Loan Agreement that is not waived by the First Lien Creditors, within 45 days of its occurrence, or (c) the commencement of an Insolvency Proceeding (each a “Purchase Event”), then Second Lien Creditors may within 15 days of the first such Purchase Event to occur, and not afterwards, purchase all, but not less than all, of the First Lien Obligations (the “Purchase Obligations”) for the Purchase Price. Notwithstanding anything in the First Lien Documents to the contrary, no consent of any Obligor to such purchase shall be required. Such purchase will (1) include all principal of, and all accrued and unpaid interest, fees, and expenses in respect of, all First Lien Obligations, and all other First Lien Obligations, outstanding at the time of purchase, (2) be made pursuant to an “Assignment” (as such term is defined in the First Lien Loan Agreement, but including only those representations and warranties of the Assignor thereunder as are specified in Section 5.6), whereby the Second Lien Creditors will assume all funding commitments and Obligations of First Lien Creditors under the First Lien Documents, and (3) otherwise be subject to the terms and conditions of this Section 5. Each First Lien Creditor will retain all rights to indemnification provided in the relevant First Lien Documents for all claims and other amounts relating to facts and circumstances relating to such First Lien Creditor’s holdings of the First Lien Obligations (except to the extent such claims and other amounts were included in the Purchase Price), and such rights shall be secured by the Liens securing the First Lien Obligations. No amendment, modification or waiver following any purchase under this Section 5 of any indemnification provisions under the First Lien Documents shall be effective as to any First Lien Creditor or any Affiliate or officer, director, employee or other related indemnified person of such First Lien Creditor (“Indemnified First Lien Person”) without the prior written consent of such Indemnified First Lien Person, and such indemnification provisions shall continue in full force and effect for the benefit of the Indemnified First Lien Persons whether or not any First Lien Documents otherwise remain in effect.

5.2 Purchase Notice.

(a) The Second Lien Creditors desiring to purchase all of the Purchase Obligations (the “Purchasing Creditors”) will deliver a written notice (the “Purchase Notice”) to the First Lien Agent that (1) is signed by the Purchasing Creditors, (2) states that it is a Purchase Notice under this Section 5, (3) states that each Purchasing Creditor is irrevocably electing to purchase, in accordance with this Section 5, the percentage of all of the Purchase Obligations stated in the Purchase Notice for that Purchasing Creditor, which percentages must aggregate exactly 100% for all Purchasing Creditors, (4) contains a representation and warranty by each Purchasing Creditor that the Purchase Notice conforms with the Second Lien Documents and any other binding agreement among the Second Lien Creditors, and (5) designates a purchase date (the “Purchase Date”) on which the purchase will occur, that is (x) at least 5 but not more than 10 days after the First Lien Agent’s receipt of the Purchase Notice, and (y) not more than 15 days after the Purchase Event. A Purchase Notice will be ineffective if it is received by the First Lien Agent after the occurrence giving rise to the Purchase Event is waived, cured, or otherwise ceases to exist.

(b) Upon the First Lien Agent’s receipt of an effective Purchase Notice conforming to this Section 5.2, the Purchasing Creditors will be irrevocably obligated to purchase, and the First Lien Creditors will be irrevocably obligated to sell, the First Lien Obligations in accordance with and subject to this Section 5. If so instructed by the Second Lien Creditors in the Purchase Notice, the First Lien Creditors shall not complete any Enforcement Action (other than (1) the exercise of control over any Obligor’s deposit or securities accounts, (2) the collection of proceeds of accounts and payment intangibles, and (3) Enforcement Actions taken under Exigent Circumstances), as long as the purchase and sale of the First Lien Obligations provided for in this Section 5 shall have closed within 10 days of the Second Lien Creditor’s delivery of a Purchase Notice to the First Lien Creditors and the First Lien Creditors shall have received payment in full of the First Lien Obligations as provided for in Section 5.3 within such 10 day period.

5.3 Purchase Price. The purchase price (“Purchase Price”) for the Purchase Obligations will equal the sum of (a) the principal amount of all loans, advances, or similar extensions of credit included in the Purchase Obligations (including unreimbursed amounts drawn on First Lien Letters of Credit, but excluding the undrawn amount of outstanding First Lien Letters of Credit), and all accrued and unpaid fees and interest thereon through the Purchase Date (including any acceleration prepayment penalties or premiums and breakage costs that would be required to be paid to the First Lien Creditors if the Obligations were prepaid on the Purchase Date), (b) the net aggregate amount then owing to counterparties under Secured Hedge Agreements, including any amounts owing to the counterparties as a result of the termination (or early termination) of such Secured Hedge Agreements, (c) the net aggregate amount then owing to creditors under Cash Management Agreements that are First Lien Documents, including all amounts owing to the creditors as a result of the termination (or early termination) thereof, (d) all accrued and unpaid fees, expenses, indemnities, and other amounts owed to the First Lien Creditors under the First Lien Documents on the Purchase Date, and (e) amounts according to the good faith estimate of the First Lien Agent of contingent obligations in respect of claims which are known to the First Lien Agent or First Lien Creditors. After giving effect to the purchase described above, in the event that any Second Lien Creditor receives any early termination fee, prepayment fee or other similar fee payable pursuant to the First Lien Loan Agreement within 12 months of the Purchase Date, then such proceeds shall be segregated and held in trust and promptly paid over to the First Lien Agent, for the benefit of the First Lien Creditors, in the same form as received, with any necessary endorsements, and each Second Lien Creditor hereby authorizes the First Lien Agent to make any such endorsements as agent for the Second Lien Agent (which authorization, being coupled with an interest, is irrevocable).

5.4 Purchase Closing. On the Purchase Date, (a) the Purchasing Creditors will execute and deliver the Assignment, (b) the Purchasing Creditors will pay the Purchase Price to First Lien Agent by wire transfer of immediately available funds, (c) the Purchasing Creditors will deposit with First Lien Agent or its designee by wire transfer of immediately available funds, 105% of the aggregate undrawn amount of all then outstanding First Lien Letters of Credit and the aggregate facing and similar fees that will accrue thereon through the stated maturity of the Letters of Credit (assuming no drawings thereon before stated maturity), and (d) each of the Purchasing Creditors will execute and deliver to the First Lien Agent a waiver and release of, and covenant not to sue in respect of, all claims arising out of this Agreement, the relationship between the First Lien Creditors and the Second Lien Creditors in connection with First Lien Documents and the Second Lien Documents, and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 5.

5.5 Actions After Purchase Closing.

Promptly after the closing of the purchase of all Purchase Obligations, the First Lien Agent will distribute the Purchase Price to the First Lien Creditors in accordance with the terms of the First Lien Documents. The First Lien Agent will apply cash collateral to reimburse First Lien Letter of Credit issuers for drawings under First Lien Letters of Credit, any customary fees charged by the issuer in connection with such draws, and facing or similar fees. When all Letters of Credit have been cancelled with the consent of the beneficiary thereof, expired, or been fully drawn, and after all payments from the account described above have been made, any remaining cash collateral will be returned to the Purchasing Creditors, as their interests appear. If for any reason other than the gross negligence or willful misconduct of the First Lien Agent (as determined in a final, non-appealable judgment by a court of competent jurisdiction), the cash collateral is less than the amount owing with respect to a First Lien Letter of Credit described in the sentence, then the Purchasing Creditors will, in proportion to their interests determined as of the time of demand for such reimbursement, promptly reimburse the First Lien Agent (who will then pay the applicable First Lien Creditors) the amount of the deficiency.

5.6 No Recourse or Warranties; Defaulting Creditors.

(a) The First Lien Creditors will be entitled to rely on the statements, representations, and warranties in the Purchase Notice without investigation, even if the First Lien Creditors are notified that any such statement, representation, or warranty is not or may not be true.

(b) The purchase and sale of the Purchase Obligations under this Section 5 will be without recourse and without any representation or warranty whatsoever by the First Lien Creditors, except that the First Lien Creditors shall represent and warrant that on the Purchase Date, immediately before giving effect to the purchase, the First Lien Creditors own the Purchase Obligations free and clear of all Liens.

(c) The obligations of the First Lien Creditors to sell their respective Purchase Obligations under this Section 5 are several and not joint and several. If a First Lien Creditor breaches its obligation to sell its Purchase Obligations under this Section 5 (a “Defaulting Creditor”), no other First Lien Creditor will be obligated to purchase the Defaulting Creditor’s Purchase Obligations for resale to the holders of the Second Lien Obligations. A First Lien Creditor that complies with this Section 5 will not be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting Creditor, provided that nothing in this subsection (c) will affect the Purchasing Creditors’ obligation to purchase all of the Purchase Obligations.

(d) Each Obligor hereby consents to any assignment effected to one or more Purchasing Creditors pursuant to this Section 5.

Section 6. Bankruptcy Matters.

6.1 Bankruptcy. This Agreement shall be applicable both before and after the filing of any petition by or against any Obligor under the Bankruptcy Code or any other Insolvency Proceeding and all converted or succeeding cases in respect thereof. The relative rights of the First Lien Creditors and the Second Lien Creditors in respect of any Collateral or Proceeds thereof shall continue after the filing of such petition on the same basis as prior to the date of such filing. All references in this Agreement to any Obligor will include such Person as a debtor-in-possession and any receiver, trustee or other estate representative for such Person in an Insolvency Proceeding. This Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code and shall be enforceable in any Insolvency Proceeding.

6.2 Post-Petition Financing. Until the Discharge of First Lien Obligations, if an Insolvency Proceeding has commenced, no Second Lien Creditor will, directly or indirectly, contest, protest, or object to, and each Second Lien Creditor will be deemed to have consented to, and hereby consents in advance to, (1) any use, sale, or lease of “cash collateral” (as defined in Section 363(a) of the Bankruptcy Code), and (2) the Borrower or any other Obligor obtaining DIP Financing if the First Lien Agent consents to such use, sale, or lease, or DIP Financing; provided that (A) in the case of a DIP Financing, the Second Lien Agent is not required as a condition to such DIP Financing to release its Lien on the Collateral as the same may exist at the time of such DIP Financing, (B) any Second Lien Creditor may seek adequate protection as permitted by Section 6.3, (C) any Second Lien Creditor may object to the amount of any DIP Financing if, after taking into account the principal amount of such DIP Financing (after giving effect to any Refinancing or “roll-up” of First Lien Obligations) on any date, the sum of the then outstanding principal amount of any First Lien Obligations and the then outstanding principal amount of any DIP Financing (including the unfunded commitments under such DIP Financing) would exceed the Maximum First Lien Principal Amount, and (D) in the case of a DIP Financing, the Liens securing such DIP Financing are pari passu with, or superior in priority to, the then outstanding First Lien Obligations and the Liens securing such First Lien Obligations, respectively. The Second Lien Creditors further agree that: (i) adequate notice to the Second Lien Creditors for such DIP Financing or use of cash collateral shall be deemed to have been given to the Second Lien Creditors if the Second Lien Agent receives notice in advance of the hearing to approve such DIP Financing or use of cash collateral on an interim basis and at least 5 Business Days in advance of the hearing to approve such DIP Financing or use of cash collateral on a final basis, (ii) such DIP Financing (and any First Lien Obligations) may be secured by Liens on all or a part of the assets of the Obligors that shall be superior in priority to the Liens on the assets of the Obligors held by any other Person, (iii) the Second Lien Creditors consent to, and will, subordinate (and will be deemed hereunder to have subordinated) their Liens (A) to the Liens securing such DIP Financing (the “DIP Liens”) on the same terms (but on a basis junior to the Liens of the First Lien Creditors) as the Liens of the First Lien Creditors are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (B) to any “replacement Liens” or Liens on additional collateral granted to the First Lien Creditors as adequate protection of their interests in the Collateral (the “Senior Adequate Protection Liens”) and (C) to any “carve-out” agreed to by the First Lien Agent or the other First Lien Creditors and (iv) any customary “carve-out” or other similar administrative priority expense or claim consented to in writing by the First Lien Agent (or granted pursuant to any order in any Insolvency Proceeding as to which the First Lien Agent did not object) to be paid prior to the Discharge of First Lien Obligations will be deemed for purposes of Section 6.2 to be a use of cash collateral. No Second Lien Creditor may, directly or indirectly, provide or propose, or support any other Person in providing or proposing, DIP Financing to an Obligor secured by Liens equal or senior in priority to the Liens securing the First Lien Obligations. Notwithstanding the foregoing, any Second Lien Creditor may seek to provide a junior DIP Financing secured by Liens junior in priority to the Liens securing any First Lien Obligations.

6.3 Adequate Protection

(a) No Second Lien Creditor will contest, protest, or object to (1) any request by a First Lien Creditor for “adequate protection” under any Bankruptcy Law, (2) an objection by a First Lien Creditor to a motion, relief, action, or proceeding based on a First Lien Creditor claiming a lack of adequate protection, or (3) any request by the First Lien Agent for relief from any stay or other relief based upon a lack of adequate protection or any other reason.

(b) Notwithstanding the preceding Section 6.2, in an Insolvency Proceeding: (1) except as permitted in this Section 6.3, no Second Lien Creditors may seek or request adequate protection or relief from the automatic stay imposed by Section 362 of the Bankruptcy Code, (2) if a First Lien Creditor is granted Senior Adequate Protection Liens and consents to the form of Senior Adequate Protection Liens granted to them, then the Second Lien Agent may seek or request adequate protection in the form of a Lien on the Collateral subject to the Senior Adequate Protection Liens (the “Junior Adequate Protection Liens”), which Junior Adequate Protection Liens will be subordinated to (A) the Liens securing the First Lien Obligations on the same basis as the other Liens securing the Second Lien Obligations are subordinated to the Liens securing First Lien Obligations under this Agreement, (B) to the DIP Liens on the same terms (but on a basis junior to the Liens of the First Lien Creditors) as the Liens of the First Lien Creditors are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), and (C) any “carve-out” or other similar administrative priority expense or claim agreed to by the First Lien Agent or the other First Lien Creditors; provided that any failure of the Second Lien Creditors to obtain such Junior Adequate Protection Liens shall not impair or otherwise affect the agreements, undertakings and consents of the Second Lien Creditors hereunder; and (3) if a First Lien Creditor is granted adequate protection in the form of a claim under Section 507(b) of the Bankruptcy Code and consents to the form of adequate protection claim granted to them, then the Second Lien Agent may seek or request adequate protection in the form of a subordinate claim under Section 507(b) of the Bankruptcy Code. Any claim by a Second Lien Creditor under Section 507(b) of the Bankruptcy Code will be subordinate in right of payment to any claim of the First Lien Creditors (and the lenders under any DIP Financing) under Section 507(b) of the Bankruptcy Code and any payment thereof will be deemed to be Proceeds of Collateral and the Second Lien Creditors hereby waive their rights under Section 1129(a)(9) of the Bankruptcy Code and consent and agree that such section 507(b) claims may be paid under a plan of reorganization in any form having a value on the effective date of such plan equal to the allowed amount of such claims. Except as expressly set forth above, the Second Lien Creditors shall not seek or request adequate protection in any Insolvency Proceeding, and the First Lien Creditors may oppose any adequate protection proposed to be made by any Obligor to the Second Lien Creditors. Furthermore, in the event that any Second Lien Creditor actually receives any payment of (or through) adequate protection in any Insolvency Proceeding (including any payment in respect of a claim granted under Section 5.07(b) of the Bankruptcy Code), the same shall be segregated and held in trust and promptly paid over to the First Lien Agent, for the benefit of the First Lien Creditors, in the same form as received, with any necessary endorsements, and each Second Lien Creditor hereby authorizes the First Lien Agent to make any such endorsements as agent for the Second Lien Agent (which authorization, being coupled with an interest, is irrevocable) to be held or applied by the First Lien Agent in accordance with the terms of the First Lien Documents until the Discharge of First Lien Obligations shall have occurred before any of the same may be retained by one or more of the Second Lien Creditors. Each Second Lien Creditor irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority to pay or otherwise deliver all such payments to the First Lien Agent.

6.4 Sale of Collateral; Waivers. The Second Lien Creditors will not contest, protest, or object, and will be deemed to have consented pursuant to Section 363(f) of the Bankruptcy Code, to a Disposition of Collateral in an Insolvency Proceeding, or the process or procedures for obtaining bids for and effecting such a Disposition of Collateral (including the right of the First Lien Creditors to credit bid and the retention by the Obligors of professionals in connection with any potential Disposition), or any motion or order in connection with any such Disposition, process or procedures, under Section 363 of the Bankruptcy Code (or any other provision of the Bankruptcy Code or applicable Bankruptcy Law), if the First Lien Agent consents to such Disposition, such process or procedures or such motion or order; provided that (a) either (i) pursuant to court order, the Liens of the Second Lien Creditors attach to the net Proceeds of the Disposition with the same priority and validity as the Liens held by the Second Lien Creditors on such Collateral, and the Liens remain subject to the terms of this Agreement, or (ii) the net Proceeds of a Disposition of Collateral received by First Lien Agent in excess of those necessary to achieve the Discharge of First Lien Obligations are distributed in accordance with the UCC and applicable law, and (b) the net cash Proceeds of any Disposition under Section 363(b) of the Bankruptcy Code are permanently applied to the DIP Financing or to the First Lien Obligations or are set aside for a wind-down, liquidation or similar fund. Notwithstanding the foregoing, the Second Lien Agent, on behalf of itself and the other Second Lien Creditors, may raise any objections to any such Disposition that could be raised by any creditor of the Obligors whose claims were not secured by any Liens on such Collateral, provided such objections are not based on the status of the Second Lien Agent or the Second Lien Creditors as secured creditors (without limiting the foregoing, neither the Second Lien Agent nor the Second Lien Creditors may raise any objections based on rights afforded by Sections 363(e) and (f) of the Bankruptcy Code to secured creditors (or by any comparable provision of any Bankruptcy Law)) with respect to the Liens granted to the Second Lien Agent.

6.5 No Waiver. Nothing in this Section 6 limits a First Lien Creditor from objecting in an Insolvency Proceeding or otherwise to any action taken by the Second Lien Creditor, including the Second Lien Creditor’s seeking adequate protection (other than adequate protection for the Second Lien Creditors expressly contemplated by Section 6.3), proposing a DIP Financing or asserting any of its rights and remedies under the Second Lien Documents or otherwise.

6.6 Relief From the Automatic Stay. Until the Discharge of First Lien Obligations, no Second Lien Creditor may seek relief from the automatic stay or any other stay in an Insolvency Proceeding in respect of the Collateral without the First Lien Agent’s prior written consent or oppose any request by the First Lien Agent for relief from such stay.

6.7 Waiver. The Second Lien Agent and the Second Lien Creditors waive (a) any claim they may now or hereafter have arising out of the First Lien Creditors’ election in any proceeding instituted under Chapter 11 of the Bankruptcy Code of the application of Section 1111(b)(2) of the Bankruptcy Code, out of any cash collateral or financing arrangement or out of any grant of security interest in the Collateral in any Insolvency Proceeding, or (b) any claim arising under Sections 506(c) or 552 of the Bankruptcy Code.

6.8 Avoidance Issues; Reinstatement. If a First Lien Creditor or a Second Lien Creditor receives payment or property on account of a First Lien Obligation or Second Lien Obligation, and the payment is subsequently invalidated, avoided, declared to be fraudulent or preferential, set aside, or otherwise required to be transferred to a trustee, receiver, or an Obligor or an the estate of an Obligor other than as a result of a Bad Acts Ruling (a “Recovery”), then, to the extent of the Recovery, the First Lien Obligations or Second Lien Obligations intended to have been satisfied by the payment will be reinstated as First Lien Obligations or Second Lien Obligations, as applicable, on the date of the Recovery, and no Discharge of First Lien Obligations or Discharge of Second Lien Obligations, as applicable, will be deemed to have occurred for all purposes hereunder. If this Agreement is terminated prior to a Recovery, this Agreement will be reinstated in full force and effect, and such prior termination will not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from the date of reinstatement. Upon any such reinstatement of First Lien Obligations, each Second Lien Creditor will deliver to First Lien Agent any Collateral or Proceeds thereof received between the date of Discharge of First Lien Obligations and the Recovery. No Second Lien Creditor may benefit from a Recovery, and any distribution made to a Second Lien Creditor as a result of a Recovery will be paid over to the First Lien Agent for application to the First Lien Obligations in accordance with this Agreement.

6.9 Certain Voting Rights. No Second Lien Creditor shall, without the consent of the First Lien Agent, directly or indirectly propose, support or vote in favor of any a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding that is, or provides for treatment of the First Lien Creditors, the First Lien Obligations, the Second Lien Creditors or the Second Lien Obligations in a manner that is, inconsistent with the terms of this Agreement.

6.10 Reorganization Securities. Nothing in this Agreement prohibits or limits the right of a Second Lien Creditor to receive and retain any debt or equity securities that are issued by a reorganized debtor pursuant to a plan of reorganization or similar dispositive restructuring plan in connection with an Insolvency Proceeding, provided that if any debt or equity securities secured by Liens upon any property of the reorganized debtor received prior to the Discharge of First Lien Obligations by a Second Lien Creditor on account of a Second Lien Obligation are distributed, the provisions of this Agreement will survive the distribution of such debt or equity obligations pursuant to such plan and will apply with like effect to the Liens securing such debt or equity obligations.

6.11 Post-Petition Interest.

(a) Neither the Second Lien Agent nor any other Second Lien Creditor shall oppose or seek to challenge any claim by the First Lien Agent or any other First Lien Creditor for allowance in any Insolvency Proceeding of First Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien on the Collateral of the First Lien Creditors, without regard to the existence of the Lien of the Second Lien Agent and the other Second Lien Creditors

(b) Neither the First Lien Agent nor any other First Lien Creditor shall oppose or seek to challenge any claim by the Second Lien Agent or any other Second Lien Creditor for allowance in any Insolvency Proceeding of Second Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien on the Collateral of the Second Lien Creditors (after taking into account the Lien of the First Lien Creditors on the Collateral and the extent of the First Lien Obligations, including any post-petition interest, fees or expenses included in such First Lien Obligations).

6.12 Separate Grants of Security and Separate Classification. Each Second Lien Creditor acknowledges and agrees that (a) the grants of Liens pursuant to the First Lien Documents and the Second Lien Documents constitute two separate and distinct grants of Liens and (b) because of their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. The Second Lien Creditors shall not seek in any Insolvency Proceeding to be treated as part of the same class of creditors as the First Lien Creditors and shall not oppose any pleading or motion by the First Lien Creditors for the First Lien Creditors and the Second Lien Creditors to be treated as separate classes of creditors. Notwithstanding the foregoing, if it is held that the First Lien Obligations and the Second Lien Obligation constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Second Lien Creditors hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Obligors in respect of the Collateral, with the effect being that, to the extent that the aggregate value of the Collateral exceeds the amount of the First Lien Obligations incurred and accrued before the commencement of any Insolvency Proceeding, the First Lien Creditors shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, and fees, costs and charges incurred subsequent to the commencement of the applicable Insolvency Proceeding before any distribution is made in respect of any of the claims held by the Second Lien Creditors. The Second Lien Creditors hereby agree to turn over to the First Lien Creditors amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of the preceding sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Creditors.

6.13 Rights as Unsecured Lenders. Notwithstanding anything to the contrary in this Agreement, in any Insolvency Proceeding, the Second Lien Creditors may exercise any rights and remedies that could be exercised by an unsecured creditor in accordance with the terms of the Second Lien Documents and applicable law, in each case in a manner not inconsistent with the terms of Section 2 and Section 6.11 of this Agreement.

Section 7. Representations and Warranties

7.1 Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto as follows:

(a) Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(b) This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(c) The execution, delivery and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any governmental authority and (ii) will not violate any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such party or any order of any governmental authority or any provision of any material indenture, material agreement or other material instrument binding upon such party.

7.2 Representations and Warranties of First Lien Agent and Second Lien Agent. Each of the First Lien Agent and the Second Lien Agent represents and warrants to the other parties hereto that it has been authorized by the Lenders under and as defined in the First Lien Loan Agreement or the Second Lien Loan Agreement, as applicable, to enter into this Agreement.

Section 8. Miscellaneous.

8.1 Termination. Subject to Section 4.5, this Agreement shall terminate and be of no further force and effect upon the Discharge of First Lien Obligations.

8.2 Successors and Assigns; No Third Party Beneficiaries.

(a) This Agreement shall be binding upon each Secured Creditor and its respective successors and assigns and shall inure to the benefit of each Secured Creditor and its respective successors, participants and assigns. However, no provision of this Agreement (other than Section 4.5) shall inure to the benefit of any other Person, including a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of the Borrower, or other Obligor, including where such estate or creditor representative is the beneficiary of a Lien on Collateral by virtue of the avoidance of such Lien in an Insolvency Proceeding. If either the First Lien Agent or Second Lien Agent resigns or is replaced pursuant to the First Lien Loan Agreement or Second Lien Loan Agreement, as applicable, its successor will be a party to this Agreement with all the rights, and subject to all the obligations, of this Agreement. Notwithstanding any other provision of this Agreement, this Agreement may not be assigned to any Person except as expressly contemplated herein.

(b) Each Secured Creditor reserves the right to grant participations in, or otherwise sell, assign, transfer or negotiate all or any part of, or any interest in, their respective Obligations. No Secured Creditor shall be obligated to give any notices to or otherwise in any manner deal directly with any participant in the Obligations and no participant shall be entitled to any rights or benefits under this Agreement, except through the Secured Creditor with which it is a participant.

(c) In connection with any participation or other transfer or assignment, a Secured Creditor shall disclose to such participant or other transferee or assignee the existence and terms and conditions of this Agreement and require that such participant or other transferee or assignee agree in writing to be bound by the terms of this Agreement. The Second Lien Agent agrees that the Second Lien Loan Agreement and each Second Lien Collateral Document will include the following legend (or language to a similar effect approved by the First Lien Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Second Lien Agent pursuant to or in connection with this Agreement, the terms of this Agreement, and the exercise of any right or remedy by the Second Lien Agent thereunder are subject to the provisions of the Intercreditor Agreement dated as of April 29, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), between Antares Capital LP, as the First Lien Agent, and Metropolitan Life Insurance Company, as Second Lien Agent. In the event of any conflict between the terms of the Intercreditor Agreement and this agreement, the terms of the Intercreditor Agreement shall control.”

8.3 Notices. All notices and other communications provided for hereunder shall be in writing and shall be mailed, sent by overnight courier, telecopied or delivered, as follows:

(a) if to the First Lien Agent, to it at the following address:

c/o Antares Capital LP, as First Lien Agent

500 West Monroe Street

Chicago, Illinois 60661

Attn: Amendia Account Officer

Facsimile: (312) 697-3998

With a copy to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, Illinois 60661

Attention: Derek F. Ladgenski

Telephone: (312) 902-5485

Telecopier: (312) 902-1061

(b) if to the Second Lien Agent, to it at the following address:

c/o Metropolitan Life Insurance Company, as Second Lien Agent

Metropolitan Life Insurance Company

Investments, Private Placements

P.O. Box 1902

10 Park Avenue

Morristown, New Jersey 07962-1902

Attention: Director

Facsimile (973) 355-4250

With a copy to:

Metropolitan Life Insurance Company

P.O. Box 1902

10 Park Avenue

Morristown, New Jersey 07962-1902

Attention: Chief Counsel-Securities Investments (PRIV)

Email: sec_invest_law@metlife.com

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 8.3. All such notices and other communications shall be effective (1) if sent by registered mail, return receipt requested, when received, (2) if sent by facsimile, when transmitted and a confirmation is received, provided that the same is on a Business Day and, if not, on the next Business Day or (3) if delivered by messenger or overnight courier, upon delivery, provided that the same is on a Business Day and, if not, on the next Business Day.

8.4 Counterparts. This Agreement may be executed by the parties hereto in several counterparts, and each such counterpart shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

8.5 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.6 CONSENT TO JURISDICTION AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE FIRST LIEN AGENT ON BEHALF OF THE FIRST LIEN CREDITORS AND THE SECOND LIEN AGENT ON BEHALF OF THE SECOND LIEN CREDITORS HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTIONS.

8.7 MUTUAL WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING

WITH RESPECT TO, OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREIN OR RELATED THERETO (WHETHER FOUNDED IN CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.

8.8 Amendments. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Person from the terms hereof, shall in any event be effective unless it is in writing and signed by the Second Lien Agent, with the consent of the Requisite Second Lien Creditors and the First Lien Agent, with the consent required under the First Lien Loan Agreement. In no event shall the consent of any Obligor be required in connection with any amendment or other modification of this Agreement, unless such amendment or modification directly, materially and adversely affect the rights of, or impose additional duties and obligations on, any Obligor under any Loan Document.

8.9 No Waiver. No failure or delay on the part of any Secured Creditor in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.

8.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.

8.11 Further Assurances. Each party hereto agrees to cooperate fully with each other party hereto to effectuate the intent and provisions of this Agreement and, from time to time, to take such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Lien Agent or Second Lien Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.12 Headings. The section headings contained in this Agreement are and shall be without meaning or content whatsoever and are not part of this Agreement.

8.13 Credit Analysis. The Secured Creditors shall each be responsible for keeping themselves informed of (a) the financial condition of the Obligors and all other endorsers, obligors or guarantors of the Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Obligations, and have made and shall continue to make, independently and without reliance upon each other, their own credit analysis and decision in entering into the First Lien Documents and Second Lien Documents to which they are parties and taking or not taking any action thereunder. No Secured Creditor shall have any duty to advise any other Secured Creditor of information known to it regarding such condition or any such other circumstances, and no disclosure of any such information shall create any obligation to provide any further information or be deemed to constitute or require any representation or warranty from the disclosing Secured Party regarding that or any other information. No Secured Creditor assumes any liability to any other Secured Creditor or to any other Person with respect to: (i) the financial or other condition of Obligors and all other endorsers, obligors or guarantors of the Obligations, (ii) the enforceability, validity, value or collectibility of the Obligations, any Collateral therefor or any guarantee or security which may have been granted in connection with any of the Obligations, (iii) any Obligor’s title or right to transfer any Collateral or security or (iv) any other circumstance that might bear on the risk of nonpayment of any Obligations.

8.14 Waiver of Claims. To the maximum extent permitted by law, each party hereto waives any claim it might have against any Secured Creditor with respect to, or arising out of, any action or failure to act or any error of judgment or negligence, mistake or oversight whatsoever on the part of any other party hereto or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Documents or any transaction relating to the Collateral in accordance with this Agreement. None of the Secured Creditors, nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or, except as specifically provided in this Agreement, shall be under any obligation to Dispose of any Collateral upon the request of any Obligor or any Secured Creditor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

8.15 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the Documents, the provisions of this Agreement shall govern.

8.16 Specific Performance. Each of the First Lien Agent and the Second Lien Agent may demand specific performance of this Agreement and, on behalf of itself and the respective other Secured Creditors, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the respective Secured Creditors. The rights and remedies provided in this Agreement will be cumulative and not exclusive of other rights or remedies provided by law.

8.17 Indirect Action. Unless otherwise expressly stated, if a Party may not take an action under this Agreement, then it may not take that action indirectly, or take any action assisting or supporting any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the Party but is intended to have substantially the same effects as the prohibited action.

8.18 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Secured Creditors. None of the Obligors or any other creditor thereof shall have any rights hereunder, and none of the Obligors may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of Obligors, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their respective, or to affect the relative rights of the lenders of any Obligor, other than the relative rights between the First Lien Agent and the First Lien Creditors, on the one hand, and the Second Lien Agent and the Second Lien Creditors, on the other.

8.19 Subrogation. If a Second Lien Creditor pays or distributes cash, property, or other assets to a First Lien Creditor under this Agreement, the Second Lien Creditor will be subrogated to the rights of the First Lien Creditor with respect to the value of the payment or distribution, provided that the Second Lien Creditor waives all rights of subrogation arising hereunder or otherwise in respect of any such payment or distribution until the Discharge of First Lien Obligations (or, in the event the principal amount of the First Lien Obligations exceeds the Maximum First Lien Principal Amount, until the payment in full of the First Lien Obligations). Such payment or distribution will not reduce the Second Lien Obligations.

8.20 Entire Agreement. This Agreement and the Documents embody the entire agreement of the Obligors, the First Lien Agent, the First Lien Creditors, the Second Lien Agent and the Second Lien Creditors with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to the subject matter hereof and thereof and any draft agreements, negotiations or discussions involving any Obligor and any of the First Lien Agent, the First Lien Creditors, the Second Lien Agent and the Second Lien Creditors relating to the subject matter hereof.

8.21 Survival. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding. The Second Lien Agent, for itself and on behalf of the other Second Lien Creditors, hereby waives any and all rights the Second Lien Creditors may now or hereafter have under applicable law to revoke this Agreement or any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

FIRST LIEN AGENT:

ANTARES CAPITAL LP, as First Lien Agent

By:	/s/ Jeff Bottcher
Name:	Jeff Bottcher
Title:	Duly Authorized Signatory

[Signature Page to Intercreditor Agreement]

SECOND LIEN AGENT:

CORTLAND CAPITAL MARKET SERVICES LLC, as Second Lien Agent

By:	/s/ Polina Arsentyeva
Name:	Polina Arsentyeva
Title:	Associate Counsel

[Signature Page to Intercreditor Agreement]

Each of the undersigned hereby acknowledges and agrees to the foregoing terms and provisions.

KAMD BUYER, INC.

By:	/s/ Ted Jeon
Name:	Ted Jeon
Title:	Vice President
FEIN:	81-2019648

KAMD MERGER SUB, INC.

By	/s/ Ted Jeon
Name:	Ted Jeon
Title:	Vice President
FEIN:	32-0489985

After giving effect to the Closing Date Merger:

AMENDIA, INC.

By:	/s/ Ted Jeon
Name:	Ted Jeon
Title:	Vice President
FEIN:	26-0894757

CUSTOM SPINE ACQUISITION, INC.

By:	/s/ Andrew Bronstein
Name:	Andrew Bronstein
Title:	Treasurer
FEIN:	47-4880936

DIRECT SPINE SOURCE, LLC

By:	/s/ Christopher Anderson
Name:	Christopher Anderson
Title:	President
FEIN:	46-3119842

[Signature Page to Intercreditor Agreement]

OMNI ACQUISITION INC.

By:	/s/ Andrew Bronstein
Name:	Andrew Bronstein
Title:	Treasurer
FEIN:	46-5172606

SPINE ASSOCIATION FOR EDUCATION, INC.

By:	/s/ Andrew Bronstein
Name:	Andrew Bronstein
Title:	Treasurer
FEIN:	46-1167093

SPINE SELECT ACQUISITION, INC.

By:	/s/ Andrew Bronstein
Name:	Andrew Bronstein
Title:	Treasurer
FEIN:	47-4065611

Address for notices:	and:
KAMD Buyer, Inc.	Kohlberg & Company, L.L.C.
1755 West Oak Parkway	111 Radio Circle
Marietta, Georgia 30062	Mount Kisco, NY 10549
Attention: Michael Rozmajzl	Attention: Ted Jeon
Telephone: (770) 575-5221	Telephone: (914) 241-7430
Facsimile: (678) 669-2006	Facsimile: (914) 241 -7476
Email: mrozmajzl@amendia.com	Email: jeon@koblberg.com

With a copy to:
Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199-3600
Attention: Thomas Draper
Telephone: (617) 951-7430
Facsimile: (617) 235-0024
Email: thomas.draper@ropesgray.com

[Signature Page to Intercreditor Agreement]